Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2022 Results

Lakewood, Colorado, August 4, 2022. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2022 ended June 30, 2022 and refined its outlook for fiscal 2022.

Highlights for Third Quarter Fiscal 2022 Compared to Third Quarter Fiscal 2021

●	Net sales increased 3.0% to $266.3 million;
●	Daily average comparable store sales increased 2.5%;
●	Operating income was $5.7 million;
●	Net income was $3.9 million with diluted earnings per share of $0.17; and
●	Adjusted EBITDA was $13.0 million.

“We are pleased with our results in the third quarter, which were in-line with our expectations,” said Kemper Isely, Co-President. “Consumers continue to be drawn to the quality and value of our offering, along with our convenient shopping experience, making us a leading destination for natural and organic products in our markets. Since the third quarter of fiscal 2019 our daily average comparable store sales have increased 14.1% and diluted earnings per share have grown 88.9%, underscoring the strength of our differentiated model as well as our emphasis on operational excellence. We remain confident in our fiscal 2022 outlook and continue to focus on driving profitable growth and enhancing shareholder value.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2022 Compared to Third Quarter Fiscal 2021

During the third quarter of fiscal 2022, net sales increased $7.7 million, or 3.0%, to $266.3 million, compared to the third quarter of fiscal 2021, due to a $6.4 million increase in comparable store sales and a $2.1 million increase in new store sales, partially offset by a $0.8 million decrease in sales from one store that closed at the beginning of the quarter. Daily average comparable store sales increased 2.5% in the third quarter of fiscal 2022, and was comprised of a 2.7% increase in daily average transaction size, partially offset by a 0.2% decrease in daily average transaction count. The increase in net sales was primarily driven by retail price inflation, our customers’ response to pandemic trends, marketing initiatives, promotional campaigns and increased engagement in our {N}power® customer loyalty program.

Gross profit during the third quarter of fiscal 2022 increased 2.8% to $73.6 million, driven by increased sales volume. Gross profit reflects earnings after product and occupancy expenses. Gross margin decreased 10 basis points to 27.6% during the third quarter of fiscal 2022, compared to the third quarter of fiscal 2021. The decrease in gross margin was primarily driven by lower product margin attributed to higher freight, distribution and shrink expenses, partially offset by store occupancy leverage.

Store expenses during the third quarter of fiscal 2022 increased 5.3% to $60.1 million. Store expenses as a percentage of net sales was 22.6% during the third quarter of fiscal 2022, up from 22.1% in the third quarter of fiscal 2021. The increase in store expenses as a percentage of net sales was primarily driven by higher labor expense as a result of increased wage rates.

Administrative expenses during the third quarter of fiscal 2022 increased 2.6% to $7.5 million. Administrative expenses as a percentage of net sales were 2.8% for each of the third quarters of fiscal 2022 and 2021.

Operating income for the third quarter of fiscal 2022 was $5.7 million, compared to $7.0 million in the third quarter of fiscal 2021. Operating margin during the third quarter of fiscal 2022 decreased to 2.1%, compared to 2.7% in the third quarter of fiscal 2021.

Net income for the third quarter of fiscal 2022 was $3.9 million, or $0.17 diluted earnings per share, compared to net income of $5.0 million, or $0.22 diluted earnings per share for the third quarter of fiscal 2021.

Adjusted EBITDA was $13.0 million in the third quarter of fiscal 2022, compared to $14.6 million in the third quarter of fiscal 2021.

Operating Results — First Nine Months of Fiscal 2022 Compared to First Nine Months of Fiscal 2021

During the first nine months of fiscal 2022, net sales increased $32.6 million, or 4.2%, to $815.4 million, compared to the first nine months of fiscal 2021, due to a $27.6 million increase in comparable store sales and a $5.8 million increase in new store sales, partially offset by a $0.8 million decrease in sales from one store that closed at the beginning of the third quarter of fiscal 2022. Daily average comparable store sales increased 3.5% in the first nine months of fiscal 2022, and was comprised of a 2.0% increase in daily average transaction size and a 1.5% increase in daily average transaction count. The increase in net sales was primarily driven by our customers’ response to pandemic trends, retail price inflation, marketing initiatives, promotional campaigns, and increased engagement in our {N}power® customer loyalty program.

Gross profit during the first nine months of fiscal 2022 increased 5.9% to $229.1 million, primarily driven by increased sales volume. Gross profit reflects earnings after product and occupancy expenses. Gross margin increased 50 basis points to 28.1% during the first nine months of fiscal 2022, compared to the first nine months of fiscal 2021. The increase in gross margin was primarily driven by improved product margin and store occupancy leverage.

Store expenses during the first nine months of fiscal 2022 increased 1.8% to $179.1 million. Store expenses as a percentage of net sales was 22.0% during the first nine months of fiscal 2022, down from 22.5% in the first nine months of fiscal 2021. The reduction in store expenses as a percentage of net sales reflects leverage attributed to higher sales and a more normalized operating environment compared to the prior fiscal year period.

Administrative expenses during the first nine months of fiscal 2022 increased 9.5% to $22.9 million. Administrative expenses as a percentage of net sales was 2.8% during the first nine months of fiscal 2022, up from 2.7% in the first nine months of fiscal 2021.

Operating income for the first nine months of fiscal 2022 was $26.5 million, compared to $19.0 million in the first nine months of fiscal 2021. Operating margin during the first nine months of fiscal 2022 increased to 3.3%, compared to 2.4% in the first nine months of fiscal 2021.

Net income for the first nine months of fiscal 2022 was $19.2 million, or $0.84 diluted earnings per share, compared to net income of $13.4 million, or $0.59 diluted earnings per share for the first nine months of fiscal 2021.

Adjusted EBITDA was $48.6 million in the first nine months of fiscal 2022, compared to $42.5 million in the first nine months of fiscal 2021.

Balance Sheet and Cash Flow

As of June 30, 2022, the Company had $19.9 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $17.7 million outstanding on its term loan facility.

During the first nine months of fiscal 2022, the Company generated $29.5 million in cash from operations and invested $18.0 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on September 14, 2022 to stockholders of record at the close of business on August 29, 2022.

Growth and Development

During the third quarter of fiscal 2022 the Company opened one new store in Colorado, ending the quarter with 162 stores in 20 states. Since June 30, 2022, the Company opened one new store in South Dakota. As of August 4, 2022, the Company has signed leases for an additional five new stores planned to open in fiscal years 2022 and beyond.

Fiscal 2022 Outlook

The Company is refining its fiscal 2022 new store openings, comparable store sales and earnings per share outlook based upon year-to-date performance and current trends, as well as the uncertainty of the pandemic, and economic and inflationary factors. The Company now expects:

	Fiscal 2022 Outlook
Number of new stores	3	-	4
Number of relocations/remodels			2
Daily average comparable store sales growth	2.0%	to	3.0%
Diluted earnings per share	$0.87	to	$0.96

Capital expenditures (in millions)	$28	to	$35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q3 FY 2022 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 163 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the pandemic and government mandates, the economy, inflationary and deflationary trends, periods of recession, changes in the Company's industry, business strategy, goals and expectations concerning the Company's market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, the war in Ukraine, other financial and operating information and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2022	2021	2022	2021
Net sales	$266,309	258,624	815,419	782,867
Cost of goods sold and occupancy costs	192,750	187,082	586,341	566,473
Gross profit	73,559	71,542	229,078	216,394
Store expenses	60,124	57,086	179,065	175,838
Administrative expenses	7,459	7,273	22,924	20,935
Pre-opening expenses	325	135	550	665
Operating income	5,651	7,048	26,539	18,956
Interest expense, net	(603)	(586)	(1,692)	(1,699)
Income before income taxes	5,048	6,462	24,847	17,257
Provision for income taxes	(1,115)	(1,430)	(5,642)	(3,889)
Net income	$3,933	5,032	19,205	13,368

Net income per share of common stock:
Basic	$0.17	0.22	0.85	0.59
Diluted	$0.17	0.22	0.84	0.59
Weighted average number of shares of common stock outstanding:
Basic	22,676,882	22,606,444	22,659,042	22,582,351
Diluted	22,854,754	22,711,067	22,812,692	22,719,555

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$19,916	23,678
Accounts receivable, net	8,090	8,489
Merchandise inventory	111,329	100,546
Prepaid expenses and other current assets	4,216	2,914
Total current assets	143,551	135,627
Property and equipment, net	148,560	151,399
Other assets:
Operating lease assets, net	312,144	316,388
Finance lease assets, net	46,056	39,367
Deposits and other assets	460	530
Goodwill and other intangible assets, net	13,470	11,768
Total other assets	372,130	368,053
Total assets	$664,241	655,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,429	68,949
Accrued expenses	22,451	26,589
Term loan facility, current portion	1,750	1,750
Operating lease obligations, current portion	34,297	33,308
Finance lease obligations, current portion	3,403	3,176
Total current liabilities	131,330	133,772
Long-term liabilities:
Term loan facility, net of current portion	15,938	21,938
Operating lease obligations, net of current portion	299,056	301,895
Finance lease obligations, net of current portion	46,716	39,450
Deferred income tax liabilities, net	15,568	15,293
Total long-term liabilities	377,278	378,576
Total liabilities	508,608	512,348

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, and 22,688,995 and 22,620,417 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively	23	23
Additional paid-in capital	57,783	57,289
Retained earnings	97,827	85,419
Total stockholders’ equity	155,633	142,731
Total liabilities and stockholders’ equity	$664,241	655,079

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2022	2021
Operating activities:
Net income	$19,205	13,368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,088	22,462
Impairment of long-lived assets and store closing costs	95	105
Loss on disposal of property and equipment	57	294
Share-based compensation	887	666
Deferred income tax expense	274	1,816
Non-cash interest expense	17	17
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(298)	515
Merchandise inventory	(10,783)	(187)
Prepaid expenses and other assets	(1,088)	(1,166)
Income tax receivable	(328)	3,004
Operating lease assets	23,795	23,220
(Decrease) increase in:
Operating lease liabilities	(20,974)	(23,893)
Accounts payable	1,696	(9,310)
Accrued expenses	(4,138)	102
Net cash provided by operating activities	29,505	31,013
Investing activities:
Acquisition of property and equipment	(15,925)	(15,514)
Acquisition of other intangibles	(2,293)	(1,393)
Proceeds from sale of property and equipment	16	30
Proceeds from property insurance settlements	184	85
Net cash used in investing activities	(18,018)	(16,792)
Financing activities:
Borrowings under revolving facility	6,100	11,800
Repayments under revolving facility	(6,100)	(11,800)
Borrowings under term loan facility	—	35,000
Repayments under term loan facility	(6,000)	(10,875)
Finance lease obligation payments	(2,059)	(2,102)
Dividends to shareholders	(6,797)	(49,870)
Loan fees paid	—	(53)
Payments on withholding tax for restricted stock unit vesting	(393)	(332)
Net cash used in financing activities	(15,249)	(28,232)
Net decrease in cash and cash equivalents	(3,762)	(14,011)
Cash and cash equivalents, beginning of period	23,678	28,534
Cash and cash equivalents, end of period	$19,916	14,523
Supplemental disclosures of cash flow information:
Cash paid for interest	$418	203
Cash paid for interest on finance lease obligations, net of capitalized interest of $222 and $138, respectively	1,340	1,339
Income taxes paid	5,315	5,362
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,642	2,996
Acquisition of other intangibles not yet paid	231	214
Property acquired through operating lease obligations	19,645	9,212
Property acquired through finance lease obligations	9,726	106

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, lease exit costs, share-based compensation and non-recurring items. The adjustments to EBITDA for the nine months ended June 30, 2022 included $0.1 million in operating lease asset impairment charges as a result of an early store relocation. The adjustments to EBITDA for the nine months ended June 30, 2021 included $0.4 million in lease exit costs associated with one store that closed in fiscal year 2019.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2022	2021	2022	2021
Net income	$3,933	5,032	19,205	13,368
Interest expense, net	603	586	1,692	1,699
Provision for income taxes	1,115	1,430	5,642	3,889
Depreciation and amortization	7,068	7,405	21,088	22,462
EBITDA	12,719	14,453	47,627	41,418
Impairment of long-lived assets and store closing costs	—	—	95	405
Share-based compensation	297	179	887	666
Adjusted EBITDA (1)	$13,016	14,632	48,609	42,489

(1) Adjusted EBITDA for the three and nine months ended June 30, 2021, as presented, has been recast to exclude share-based compensation to enhance the comparability of this measure between fiscal periods.

EBITDA decreased 12.0% to $12.7 million for the three months ended June 30, 2022 compared to $14.5 million for the three months ended June 30, 2021. EBITDA increased 15.0% to $47.6 million for the nine months ended June 30, 2022 compared to $41.4 million for the nine months ended June 30, 2021. EBITDA as a percentage of net sales was 4.8% and 5.6% for the three months ended June 30, 2022 and 2021, respectively. EBITDA as a percentage of net sales was 5.8% and 5.3% for the nine months ended June 30, 2022 and 2021, respectively.

Adjusted EBITDA decreased 11.0% to $13.0 million for the three months ended June 30, 2022 compared to $14.6 million for the three months ended June 30, 2021. Adjusted EBITDA increased 14.4% to $48.6 million for the nine months ended June 30, 2022 compared to $42.5 million for the nine months ended June 30, 2021. Adjusted EBITDA as a percentage of net sales was 4.9% and 5.7% for the three months ended June 30, 2022 and 2021, respectively. Adjusted EBITDA as a percentage of net sales was 6.0% and 5.4% for the nine months ended June 30, 2022 and 2021, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Commencing with its financial reporting for fiscal year 2021, the Company revised its definition of Adjusted EBITDA to exclude share-based compensation. The Company’s historical presentation of Adjusted EBITDA, including for the three and nine months ended June 30, 2021, did not exclude share-based compensation. However, Adjusted EBITDA for the three and nine months ended June 30, 2021, as presented in this release, has been recast to exclude share-based compensation to enhance the comparability of this measure between fiscal periods. Management believes that excluding share-based compensation from Adjusted EBITDA will enhance investors’ ability to assess period-to-period comparisons of the Company’s operating performance and make more meaningful comparisons between our operating performance and the operating performance of our competitors.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.